CONTACT:

                   CSX                      Kekst and Company
                   Thomas E. Hoppin         Richard Wolff
                   (804) 782-1450           (212) 593-2655


         FOR IMMEDIATE RELEASE



                             CSX EXTENDS TENDER OFFER


                   RICHMOND, VA, January 22, 1997 -- CSX Corporation

         (CSX) (NYSE: CSX) today announced that its tender offer for

         20.1% of Conrail shares outstanding has been extended until

         5:00 p.m., Eastern Standard Time, on February 14, 1997.  The

         offer was scheduled to expire at 5:00 p.m. Eastern Standard

         Time on January 22, 1997.  CSX has been advised by the deposi-

         tary that 961,830 shares have been tendered into the CSX offer as of the close of business on January 21, 1997.


                   John W. Snow, chairman, president, and chief execu-

         tive officer of CSX said, "Our commitment to the merger of CSX and Conrail is unflagging, and we are confident that Conrail shareholders will acknowledge that the merger of CSX and Con-

         rail offers them the most immediate value combined with the opportunity to participate in the long-term growth of the

         world's leading transportation and logistics company."


                   CSX Corporation, headquartered in Richmond, VA, is an

         international transportation company offering a variety of







         rail, container-shipping, intermodal, trucking, barge, and con-

         tract logistics management services.  CSX's home page can be reached at http://www.CSX.com.


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